As filed with the Securities and Exchange Commission on March 9, 2016

Registration No. 333- 202502

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333- 202502

UNDER

THE SECURITIES ACT OF 1933

TARGA RESOURCES PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	65- 1295427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(713) 584-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Joe Bob Perkins Chief Executive Officer Targa Resources Partners LP 1000 Louisiana, Suite 4300 Houston, Texas 77002 (713) 584-1000	Christopher Collins Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement (the “Registration Statement”), Registration No. 333- 202502, filed on Form S-8 on March 5, 2015, pertaining to the registration of 629,231 common units (“Common Units”) representing limited partner interests in Targa Resource Partners LP, a Delaware limited partnership (the “Partnership”) issuable under the Targa Resources Partners Long Term Incentive Plan.

On February 17, 2016, the Partnership was acquired by Targa Resources Corp., a Delaware corporation (“TRC”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Partnership, TRC, Spartan Merger Sub LLC, and Targa Resources GP LLC. Pursuant to the Merger Agreement, TRC acquired indirectly all of the outstanding Common Units that TRC and its subsidiaries did not already own.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on this 9th day of March, 2016.

TARGA RESOURCES PARTNERS LP

By:	TARGA RESOURCES GP LLC,
its General Partner

By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 9, 2016.

Name	Title	Date

*	Chief Executive Officer and Director	March 9, 2016
Joe Bob Perkins	(Principal Executive Officer)

/s/ Matthew J. Meloy	Executive Vice President and Chief Financial Officer	March 9, 2016
Matthew J. Meloy	(Principal Financial Officer)

*	Senior Vice President and Chief Accounting	March 9, 2016
John R. Sparger	Officer
(Principal Accounting Officer)

*	Executive Chairman of the Board	March 9, 2016
James W. Whalen

/s/ Michael A. Heim	Director	March 9, 2016
Michael A. Heim

/s/ Ershel C. Redd Jr.	Director	March 9, 2016
Ershel C. Redd Jr.

*	Director	March 9, 2016
Rene R. Joyce

*	Director	March 9, 2016
Robert B. Evans

*By: /s/ Matthew J. Meloy
Matthew J. Meloy
Attorney-In-Fact